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                                                                    EXHIBIT 23.2



NOTICE OF INABILITY TO OBTAIN CONSENT FROM ARTHUR ANDERSEN LLP



Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

On August 5, 2002, the Board of Directors of CD&L, Inc. (the "Company") and its Audit Committee dismissed Arthur Andersen LLP ("Andersen") as the Company's independent public accountants and engaged Deloitte & Touche LLP ("Deloitte") to serve as the Company's independent public accountants for the balance of fiscal year 2002. For additional information, see the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on August 9, 2002.

After reasonable efforts, the Company has been unable to obtain Andersen's written consent to the incorporation by reference into the Company's registration statements under the Securities Act of 1933, as amended: (File Nos. 333-3321, 333-3323 and 333-47357) and the related prospectuses (the "Registration Statements") of Andersen's audit report with respect to the Company's consolidated financial statements as of December 31, 2001 and for the three years in the period then ended. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Annual Report on Form 10-K, which is incorporated by reference into the Registration Statements, without a written consent from Andersen. As a result, with respect to transactions in the Company's securities pursuant to the Registration Statements that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Andersen will not have any liability under
Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act.